EXHIBIT 99.4

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated February 21, 2025 (the “Schedule 13D”), with respect to the common stock, par value $0.0001 of Matinas BioPharma Holdings, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 19, 2025.

SANITAM PARTNERS LLC

By:	/s/ Adam Stern
Name:	Adam Stern
Title:	Manager

/s/ Adam Stern
Adam Stern

HEZBAY HOLDINGS LLC

By:	/s/ Ari Kluger
Name:	Ari Kluger
Title:	Sole Member

/s/ Ari Kluger
Ari Kluger

PLATINUM POINT CAPITAL, LLC

By:	/s/ Brian Freifeld
Name:	Brian Freifeld
Title:	Manager

/s/ Brian Freifeld
Brian Freifeld